As filed with the U.S. Securities and Exchange Commission on December 15, 2020.

Registration No. 333-251163

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAN Limited

(Exact name of Registrant as specified in its charter)

Bermuda	7379	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(702) 964-5777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dermot S. Smurfit

GAN Limited

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(702) 964-5777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James A. Mercer III, Esq. Robert L. Wernli, Jr., Esq. Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real, Suite 200 San Diego, CA 92129 (858) 720-7469	Sara L. Terheggen, Esq. The NBD Group, Inc. 350 N. Glendale Avenue, Suite B522 Los Angeles, CA 91206 (310) 890-0110

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

GAN Limited (the “Registrant”) is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form F-1 (Registration Statement No. 333-251163) as an exhibits-only filing to file Exhibit 1.1 and Exhibit 5.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability imposed on them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Bermuda Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to the Bermuda Companies Act. We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Our bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of our Company, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Our bye-laws also provide that no officers or directors shall be answerable for their own or the acts, receipts, neglects or defaults of the other officers or directors, or for any bankers or other persons with whom any moneys or effects belonging to us shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to us shall be placed out on or invested, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Our bye-laws further provide that we shall pay to or on behalf of any such director or officer any and all costs and expenses associated in defending or appearing or giving evidence in the proceedings referred to above as and when such costs and expenses are incurred; provided that in the event of a finding of fraud or dishonesty, such person shall reimburse to us all funds paid by us in respect of costs and expenses of defending such proceedings.

The Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our bye-laws provide that we may purchase and maintain insurance for the benefit of any director or officer against any liability incurred by him under the Bermuda Companies Act in his capacity as a director or officer or indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to us or our subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

On December 18, 2019, in connection with the organization of GAN Limited, we issued and sold 10,000 ordinary shares to Dermot S. Smurfit for consideration of $100. We believe that this issuance was exempt from, or not subject to, registration under the Securities Act as a transaction not involving a public offering under Section 4(a)(2) of the Securities Act or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

On November 15, 2020, GAN Limited entered into a Share Exchange Agreement with Vincent Group p.l.c., a Malta public limited company doing business as “Coolbet.” Under the terms of the Share Exchange Agreement, GAN Limited will offer to acquire all of the outstanding equity in Coolbet in exchange for €149.1 million, which is expected to be paid in a combination of €80 million in cash and €69.1 million in GAN Limited ordinary shares. The portion of the purchase price to be paid in GAN Limited ordinary shares will be valued at the lower of (i) $17.11 per share and (ii) the price to the public at which the shares are sold in the offering contemplated by this registration statement. If the GAN Limited ordinary shares are valued at $17.11 per share, then the closing of the Coolbet acquisition will result in an aggregate of 4,038,574 ordinary shares being issued to the Coolbet holders. The shares issued at the closing of the Coolbet acquisition are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

		Incorporation by Reference
Exhibit Number	Description of Document	Filed Herewith	Form	Exhibit Number	Date Filed
1.1	Form of Underwriting Agreement	X
2.1	Scheme of Arrangement of GAN plc		F-1	2.1	March 25, 2020
2.2	Share Exchange Agreement, dated November 15, 2020, among GAN Limited and Vincent Group p.l.c.		6-K	99.1	November 16, 2020
3.1	Memorandum of Association of GAN Limited		F-1	3.1	April 17, 2020
3.2	Bye-Laws of GAN Limited		F-1	3.2	April 27, 2020
4.1	Specimen certificate evidencing ordinary shares		F-1	4.1	April 27, 2020
4.2*	Registration Rights Agreement
5.1	Form of Legal Opinion of Walkers Limited, Hamilton, Bermuda	X
10.1*+	2020 Equity Incentive Plan of GAN Limited, as amended
10.1.1+	2020 Equity Incentive Plan – Form of Restricted Stock Grant Agreement		F-1	10.2.1	April 27, 2020
10.1.2+	2020 Equity Incentive Plan – Form of Nonstatutory Stock Option Agreement		F-1	10.2.2	April 27, 2020
10.1.3+	2020 Equity Incentive Plan – Form of Incentive Stock Option Agreement		F-1	10.2.3	April 27, 2020
10.1.4+	2020 Equity Incentive Plan – Form of Restricted Stock Unit Agreement		F-1	10.2.4	April 27, 2020
10.2+	Form of Indemnification Agreement for Directors and Officers		F-1	10.3	April 17, 2020
10.3+	Form of Director Services Agreement		F-1	10.4	April 17, 2020
10.4+	Facility Agreement dated March 6, 2020 with Dermot F. Smurfit and Dermot S. Smurfit		F-1	10.5	April 17, 2020
10.5*+	GAN Limited Employee Stock Purchase Plan
21.1*	List of Subsidiaries
23.1*	Consent of BDO LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Grant Thornton Limited, Independent Accountants
23.3	Consent of Walkers Limited, Hamilton, Bermuda (included in Exhibit 5.1)	X
24.1*	Powers of Attorney (included on signature page)

* Previously Filed

+ Indicates management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings

The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on the 15th day of December, 2020.

GAN Limited

By:	/s/ Dermot S. Smurfit
Name:	Dermot S. Smurfit
Title:	Chief Executive Officer

Pursuant to the requirements of the United States Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

/s/ Dermot S. Smurfit
Dermot S. Smurfit	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2020
/s/ Karen Flores
Karen Flores	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 15, 2020
*
Seamus McGill	Director	December 15, 2020

*
Michael Smurfit Jr.	Director	December 15, 2020

*
David Goldberg	Director	December 15, 2020

* /s/ Dermot Smurfit
Dermot Smurfit, as Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for GAN Limited, has signed this Registration Statement in Irvine, California on the 15th day of December, 2020.

/s/ Dermot S. Smurfit
Name:	Dermot S. Smurfit
Title:	Chief Executive Officer